Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
West Pharmaceutical Services, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 filed by West Pharmaceutical Services, Inc. on December 30, 2008 (File No. 333-156492) of our report dated June 28, 2010, with respect to the statements of net assets available for benefits of The Tech Group 401(k) Plan as of December 31, 2009 and 2008 and the related statements of changes in net assets available for benefits for the years ended December 31, 2009 and 2008, which report appears in the December 31, 2009 annual report on Form 11-K of The Tech Group 401(k) Plan.

/s/ Fischer Cunnane & Associates Ltd
Fischer Cunnane & Associates Ltd
Certified Public Accountants

West Chester, Pennsylvania
June 28, 2010